033 Putnam American Government Income Fund
3/31/08 Semiannual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended March 31, 2008, Putnam Management has assumed $1,131 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	$17,524
Class B	    617
Class C	    109

72DD2 (000s omitted)
Class M       $59
Class R   		11
Class Y   	    430

73A1
Class A   $0.252
Class B   0.218
Class C   0.220

73A2
Class M   $0.240
Class R   0.241
Class Y   0.264

74U1 (000s omitted)
Class A	71,774
Class B	 2,984
Class C      755

74U2 (000s omitted)
Class M      257
Class R      177
Class Y    1,885

74V1
Class A	$9.35
Class B	9.29
Class C	9.32

74V2
Class M	$9.40
Class R   9.35
Class Y   9.34

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.